****TEXT OMITTED AND FILED SEPARATELY
CONFIDENTIAL TREATMENT REQUESTED
BY HYPERCOM CORPORATION
UNDER 17 C.F.R. SECTION 200.80(B)(4),
200.83 AND 240.24b-2
EXHIBIT 10.20
CONTRACT MANUFACTURING AGREEMENT
THIS CONTRACT MANUFACTURING AGREEMENT is made effective as of December 7, 2007 (“Effective Date”) between Hypercom Manufacturing Resources, Inc., together with its Affiliates a company incorporated under the laws of the state of Arizona with its principal office at 2851 West Kathleen Road, Phoenix, Arizona 85053 USA (collectively, “Hypercom”) and Venture Corporation (Singapore) LTD, a company incorporated in Singapore, with its registered office at 5005 Ang Mo Kio Avenue 5, #05—1/12 TECHplace ll, Singapore 569873 on behalf of itself and its Affiliates (collectively, “Venture”). Hypercom and Venture are referred to either individually as a “party” or together as the “parties”.
WHEREAS, on the terms and conditions of this Agreement, Hypercom desires that Venture, and Venture has agreed to, manufacture and supply to Hypercom certain products;
WHEREAS, the parties previously executed a Contract Manufacturing Services and Supply Agreement for the manufacture and supply of Printed Circuit Board Assemblies for certain Products (“PCBA Agreement”), and was subsequently amended for the on-site general management support for the manufacture and delivery of certain products, copies of which are attached hereto in Schedule J; and
WHEREAS, the parties’ mutual intent and objective in entering into this Agreement is for Venture to manufacture complete product assemblies (“Top-level Assembly” or “TLA”) for the supply of certain Products to Hypercom.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Hypercom and Venture agree as follows:
1.	DEFINITIONS
In this Agreement, in addition to other terms that may be defined in this Agreement, including the recitals hereto, the following terms, when the first letter is capitalized, whether in singular or plural form, as appropriate, have the meanings set forth in this Section and all words importing gender include the masculine, feminine and neuter genders.
1.1	“Agreement” means this contract manufacturing agreement, including all Schedules to this Agreement, as may be amended in accordance with this Agreement from time to time.

1.2	“Affiliate” means, with respect to either party, any entity controlling, controlled by, or under common control with, such party, where “control” (including its correlative meanings, “controlled by”, “controlling” and “under common control” means with respect to a corporation, ownership of more than 50% of the shares (attributable to the controlled corporation) entitled to vote for the election of directors or other managing authority

1.3	“AVL” or “Approved Vendor List” means the list of Hypercom-approved suppliers for Components as may be amended from time-to-time in accordance with this Agreement and the Quality Management Plan.

1.4	“Basic IP” means Intellectual Property developed, licensed to or obtained by a party, independent of this Agreement, before or after the Effective Date.

1.5	“Blanket Purchase Order” means a non-binding purchase order that does not set forth a specific delivery
[****] Confidential Treatment Requested

date, and may cover requirements over an extended period of time. Blanket Purchase Orders are intended to be used for administrative purposes only in combination with the Rolling Forecast and Purchase Order or Release.

1.6	“BOM” means a Bill of Materials.

1.7	“Business Day” means a day, from Monday through Friday, that commences at 12:00am (local time) and ends on the same day at 11:59pm (local time), and has not been declared as a national holiday in Malaysia (when referencing an obligation of Venture) or in the United States (when referencing an obligation of Hypercom).

1.8	“Calendar Day” shall mean a calendar day that commences at midnight Pacific Time and ends on the same day at 11:59 pm (Pacific Standard Time).

1.9	“Component Lead Time” means the period of time, as provided by a Component supplier, between the date a Purchase Order is released by Venture and the date Venture shall have the Component at the Venture location.

1.10	“Confidential Information” has the meaning ascribed to it in the Non-Disclosure Agreement.

1.11	“Delivery Date” means in relation to the date the Products must be delivered to the Delivery Location, as specified on a valid Purchase Order or Release, (as the case may be), the date on which the Products shall be delivered to the Delivery Location or as otherwise agreed to by the parties in writing.

1.12	“Delivery Location” means the location to which the Products must be delivered, as specified in a Purchase Order or Release, or such other locations requested in writing by Hypercom as agreed to by the parties in writing.

1.13	“Economic Order Inventory” means any Components for which the quantity of such Component that the Supplier is required to procure in any single order with the relevant third party vendor is greater than the quantity of such Component required to fulfill (i) any accepted Purchase Orders or Releases, or (ii) any Forecasts for a Product which requires such Component, as the case may be, in order to achieve pricing targets (as set out in Section 8.4) for such Components

1.14	“Effective Date” means the date first shown above.

1.15	“Employee Acknowledgement” means that acknowledgement in the form designated by Hypercom, to be executed by certain employees of Venture that visit any Hypercom facility or that receive Hypercom’s Confidential Information (as defined in the NDA).

1.16	“ECN” or “Engineering Change” means an engineering change notice as defined in Section 12.1.1.

1.17	“Excess Inventory” means those Components, materials and supplies ordered by Venture to fulfill Hypercom’s requirements under this Agreement, but which were not drawn down completely from Venture’s inventory for the manufacture of the Products within a period of [****] months after such Components, materials and supplies were ordered, or if such Components, materials and supplies were utilized by Venture in the manufacture of the Products but Hypercom failed to purchase such Products within a period of [****] months after such Components, materials and supplies were utilized by Venture in the manufacture of the Products for which such components were consumed.

1.18	“Facility” means the segregated, locked, walled, restricted access space, which Venture uses for the manufacture of a Product at Venture’s existing manufacturing facility located in Johor Bahru, Malaysia or such other Venture manufacturing site(s) approved by Hypercom in writing.

1.19	“Improvement” means Intellectual Property that is developed by, or on behalf of, a party while performing its obligations under this Agreement that incorporates, exploits, or cannot be used without employing all or
[****] Confidential Treatment Requested

any part of either party’s Basic IP.

1.20	“Intellectual Property” or “IP” means all patents, applications for patents, discoveries, inventions, rights protecting trade secrets, know-how, and confidential information, copyrights (including without limitation moral rights), works of authorship, including computer programs and software, industrial design rights, layout designs, registered designs, design rights, topographies, mask works, trade marks, service marks, database rights, trade or business names, rights protecting goodwill and reputation similar or corresponding proprietary rights and all applications for the same, whether presently existing or created in the future, and other intellectual property rights recognized in any jurisdiction whether registered or not, and all rights to sue, recover damages and obtain relief or other remedies for any past, current or future infringement, misappropriation or violation of any of the foregoing rights. For any definition relating to Hypercom’s Intellectual Property, Intellectual Property shall also include Know-how.

1.21	“Hypercom Consigned Items” means, collectively, the Hypercom Equipment and Hypercom Material which Hypercom shall provides to Venture on a consignment basis, as listed in the applicable Product Schedule or as agreed to by the parties in writing. Any Hypercom Equipment and Hypercom Material provided to Venture and/or its Affiliates shall be subject to the terms set out in Section 23.

1.22	“Hypercom Equipment” means the tooling, fixtures, appurtenances, test hardware and software, equipment and any other items provided or to be provided by Hypercom to Venture and agreed to by the parties in writing.

1.23	“Hypercom Factory” means the Hypercom facility located at, Block 3 Area 2, Xinxing Industrial Zone, Fuhai Road, Xinhe Village, Fuyong Town, Baoan District, Shenzhen, and People’s Republic of China.

1.24	“Hypercom Material” means any Components and other materials used in a Product, or in the manufacture or testing of a Product, to be provided by Hypercom to Venture as listed in the applicable Product Schedule.

1.25	“Hypercom Property” means collectively, Hypercom Material, Hypercom Equipment, Hypercom Intellectual Property, Hypercom Consigned Items or other items delivered by Hypercom to Venture pursuant hereto as well as all Improvements and New Technology owned by Hypercom.

1.26	“Hypercom Supplied Items” means Hypercom Equipment and Hypercom Material that Venture purchases from Hypercom, as listed in an applicable Product Schedule, and shall only be used for the manufacture of Products hereunder.

1.27	“Initial Inventory” means Components purchased prior to Hypercom’s Product transition to Venture and as set out in each Product Schedule.

1.28	“Know-how” means, for any definition relating to Hypercom’s “know-how”, the Manufacturing Procedures, Product Specifications and any information, including but not limited to, confidential information, trade secrets, engineering, research, manufacturing and technical data, designs, drawings, blueprints, specifications, instruction manuals, procedures, assembly methods, facilities, skills, know-how, prices, catalogues, and lists of ventures relating to the manufacture, use, testing and sale of a Product, or Hypercom Property, as disclosed orally, visually, in writing, or otherwise to Venture or Venture’s employees by Hypercom, and as may be developed or acquired by Hypercom through Hypercom’s efforts and transmitted to Venture during the Term. Without limiting the generality of the foregoing, Know-how includes the information that may be attached to or referenced in the applicable Product Schedule and which may be updated from time to time by Hypercom.

1.29	“KPIs” shall mean a key performance indicator determined in accordance with this Agreement, which establishes a critical performance metric and minimum acceptable performance standard which Venture is required to achieve in performing this Agreement.

1.30	“Long Lead Time Component” means any Component for which the minimum duration necessary for Venture to procure such Component from the relevant third party vendor, is not less than the duration identified in the Product Schedule or quarterly Special Inventory declarations.
[****] Confidential Treatment Requested

1.31	“Manufacturing Procedures” means those manufacturing, testing and packaging processes, procedures and specifications relating to each Product as determined from time to time by Hypercom and agreed to in writing with Venture, which shall not be unreasonably withheld.

1.32	“Minimum Order Inventory” means any Component for which the minimum quantity for such Component that Venture is required to procure in any single order with the relevant third-party vendor is greater than the quantity of such Component required to fulfill (i) any Purchase Order for a Produce which requires such Component or (ii) any Forecast for a Produce which requires such Component, as the case may be, and shall include Components that are sold in bulk quantities, multiple-packs, reels or tapes.

1.33	“Mix Change” shall mean the substitution of a given quantity of Products that appear in one forecast with an equal quantity of different Products in a subsequent forecast; provided, however, that the substitute Products are members of the same Product Family as the originally forecasted Products.

1.34	“MBOH” means material burdened overhead.

1.35	“NCNR Inventory” means any Components for which the quantity of such Component that the Supplier is required to procure in any single order with the relevant third party vendor is greater than the quantity of such Component required to (i) fulfill any accepted Purchase Orders or Releases which requires such Component or (ii) any Forecast for a Product which requires such Component, as the case may be, which are cannot be cancelled and/or cannot be returned to the relevant third party vendors

1.36	“New Process Technology” means New Technology other than New Product Technology which relates to the manufacture and supply of a Product, including without limitation, any processes, procedures, methods, tooling, fixtures, appurtenances, test hardware, software or equipment.

1.37	“New Product Technology” means New Technology that relates to a Product, including without limitation, the design, layout, specifications or component parts or any New Technology that is solely, uniquely or specifically related to a Product or the manufacture, test or packaging of a Product.

1.38	“New Technology” means Intellectual Property that is developed solely by, or on behalf of, a party or jointly by the parties while are developed specifically for Hypercom as part of performing their obligations under this Agreement and which is not an Improvement.

1.39	“Non-Disclosure Agreement” or “NDA” means the non-disclosure agreement between the parties either identified in or attached as Schedule A hereto, and hereby incorporated by reference into this Agreement.

1.40	“Obsolete Material” means all Components, materials, and supplies shall be deemed obsolete if there have been no purchases for the previous [****] months and for which there is no forecasted demand for such Components, materials and supplies.

1.41	“PCBA” means Printed Circuit Board Assembly.

1.42	“Prices” means the prices to be charged by Venture to Hypercom for each Product as set forth in Section 8 and the applicable Pricing Schedules, as may be revised from time-to-time in accordance with this Agreement, and as may be otherwise agreed to by the parties in writing from time to time. Pricing may be affected by delivery terms, Product and process changes, order quantity and otherwise as mutually agreed.

1.43	“Product” means the item listed in a completed Product Schedule executed by the parties.

1.44	“Product Family” shall mean a related set of all Products either PCBA or whole Products that incorporate substantially the same Components and or subassemblies.

1.45	“Product Lead Time” means the period of time, as may be specified in the applicable Product Schedule, between the date a Purchase Order or Release is received by Venture and the date Venture shall have the
[****] Confidential Treatment Requested

Products at the Delivery Location.

1.46	“Product Schedule” has the meaning assigned in Section 2.1, and includes any amendment to a Product Schedule made by mutual written agreement of the parties.

1.47	“Product Specifications” means those technical and functional requirements, specifications and other requirements pertaining to each Product determined and provided in writing by Hypercom and comprising, in part, any portion of the Know-how.

1.48	“Project Plan” shall mean the plan mutually developed and agreed to by Hypercom and Venture for the purpose of preparing product and process for manufacture by Venture. The Project Plan shall include a statement of work and milestone schedule, and any other information required to guide the development activity, such as resource assignments and responsibilities. Each Project Plan shall be developed on an as needed basis.

1.49	“Purchase Order” means, in the case of Venture, where applicable, the purchase order submitted by Venture to Hypercom, and accepted by Hypercom to purchase Hypercom Supplied Items from Hypercom, and, in the case of Hypercom, a written purchase order submitted by Hypercom to Venture and accepted by Venture in connection with the supply of a specified quantity of Products to Hypercom in accordance with this Agreement. Purchase Orders shall describe Products to which the Purchase Order relates, including Hypercom’s part number for the same, their quantity of the Product to which the Purchase Order relates, the Price as set out in the Product Schedule, and the Delivery Dates on which the Products are to be delivered.

1.50	“QBR” means Quarterly Business Review.

1.51	“Quality Management Plan” or “QMP” shall mean all documentation, processes and procedures necessary to manufacture, inspect and accept Products, deliver and service the Products as mutually agreed to by the parties. The Quality Management Plan will include: (a) incoming quality assurance inspection and engineering change order control of material, (b) manufacturing and process procedures, and (c) manufacturing process control and quality control systems.

1.52	“Quality Management Policy” means Hypercom’s quality management policy attached hereto as Schedule F, as may be revised by the parties from time to time.

1.53	“Release” means a Hypercom release order requesting and authorizing Venture to deliver a specified quantity of Products covered by a Blanket Purchase Order, or a Purchase Order, on a specified Delivery Date to a Hypercom specified Delivery Location.

1.54	“RMA” means a Return Materials Authorization number.

1.55	“SKU” shall mean a specific Product that is assigned a unique stock keeping unit number by Hypercom.

1.56	“Taxes” means all property, municipal, gross receipts, gross revenues taxes, sales, use, value added, goods and services, excise, harmonized and other non-recoverable taxes and other taxes and similar charges required to be paid to any domestic or foreign jurisdiction and all interest and penalties thereon.

1.57	“Term” means the initial term and all renewals thereof pursuant to Section 2.4.

1.58	“$”, “USD” or “Dollars” means lawful money of the United States.
2. SCOPE OF AGREEMENT
2.1 Product Schedule. In the event Venture wishes to supply and Hypercom wishes to purchase a Product pursuant to the terms of this Agreement, the parties shall complete and sign a document substantially in the form shown as Schedule B (“Product Schedule”) for that Product. Upon the effective date of such Product Schedule, the supply and purchase of such Product shall be subject to the terms of this Agreement until removal of such Product
[****] Confidential Treatment Requested

from this Agreement in accordance with its terms or upon the expiry or earlier termination of this Agreement.
2.2	Manufacture and Sale of Products. During the term of this Agreement, Venture shall:
(a) accept Purchase Orders for Products in accordance with Section 5. Venture will not refuse to accept Purchase Orders from Hypercom during the term of this Agreement as long as Hypercom is not in material breach of this Agreement as of the date such Purchase Order is issued and the Purchase Orders conform with the terms and conditions of this Agreement. For the avoidance of doubt, the material breach condition in this subsection 2.2(a) does not apply to breaches which have been waived or remedied;
(b) manufacture such Products at the Facility; and
(c) deliver such Products to Hypercom in accordance with Section 6.
2.3 No Minimum Purchase Requirement. Hypercom does not agree to purchase any minimum quantities or units of Products except as may be defined in the Product Schedule. Venture agrees and acknowledges that Hypercom does not make any representations or warranties as to the future success of the Products, or as to the volume of any purchases that may be made under this Agreement.
2.4 Term. Unless earlier terminated in accordance with its terms, this Agreement: (a) is effective from the Effective Date and continues for an initial term of [****] years; and (b) will be renewed for additional consecutive one year periods (each a “Renewal Term”) unless either party provided written notification of termination within 60 Calendar Days prior the end of such Term or Renewal term.
3.	PRODUCTS AND PRODUCTION

3.1	Products.

3.1.1	Existing Products. The parties agree and acknowledge that the Existing Products are deemed to be Products under this Agreement as of the Effective Date. Venture acknowledges that Hypercom has previously delivered to Venture the documents which include the Product Specifications, Quality Management Policy, and Bills of Materials for current Hypercom products (the “Existing Products”). Hypercom represents and warrants to Venture that the Product Specifications, Quality Management Policy, and BOMs so provided to Venture are accurate and correct for the purpose of manufacturing the Existing Products as contemplated by this Agreement. The list of Existing Products is attached as an appendix to the Product Schedule.

3.1.2	New Products. From time to time, the parties may add other products to be manufactured and supplied by Venture under this Agreement (each a “New Product”) by agreeing upon in writing, and executing and attaching a Product Addendum to the Product Schedule for each such New Product. Each Product Addendum may set forth the Project Plan, the Product Introduction Plan, the Product Ramp Plan, the Development Schedule, the Product Milestone Schedule, the Product Requirements Document, the Process Management Plan, the Quality Management Plan, the Product Specifications, prices for the New Product, and any other terms and conditions related to the New Product that the parties may deem appropriate and mutually agree in writing.

3.1.3	Product Discontinuation and EOL Process. Hypercom may discontinue any Product upon [****] Calendar Days’ prior written notice to Venture, whereupon the parties shall cooperate to implement an end-of-life process (“EOL Process”) for the discontinued Product. The details of the EOL Process shall be agreed upon by the parties, and, unless otherwise agreed, shall include a replacement product transition plan, a transition plan for Hypercom’s customers, warranty reserve plan, and last-time-buy and last-time-build plans. Venture may not discontinue the manufacture of any Product or terminate any associated manufacturing process without the prior written consent of Hypercom. Any components, subassemblies and raw materials that were previously purchased by Venture pursuant to Hypercom’s authorization but
[****] Confidential Treatment Requested

were rendered obsolete as a result of Hypercom’s discontinuation will be managed in accordance with Section 5.10.

3.1.4	Re-introduction of Discontinued Products. In the event a Product is discontinued under Section 3.1.3 and Hypercom subsequently wishes to re-introduce or re-manufacture a Product, the parties will then discuss in good faith the terms upon which Venture shall recommence the manufacture of such Product (which shall be substantially similar to the terms governing the manufacture and Supply of Product prior to its discontinuation).

3.2	Production.

3.2.1	Venture shall manufacture, procure Components for, test, package, and prepare for shipment all Products that are the subject of a Purchase Order in strict conformity with the applicable Process Management Plan, Quality Management Plans, and any other applicable Product Addendum that controls the procurement, manufacture, test, packaging, and shipment preparation of any Product. The location for such manufacturing and other activities shall be at the Facility or, for certain Existing Products where agreed between the parties, at Hypercom Factory. Venture shall also (a) provide all services that are mutually agreed upon by the parties; (b) provide Hypercom with a [****] rolling shipment forecast on a daily basis and a recovery plan if there is any production backlog; (c) inspect all Products prior to shipment to Hypercom to determine whether such Products meet the agreed upon process controls, test yields, end-of-line audits and out-of-box audits; and (d) provide Hypercom with timely access to process and quality data.

3.2.2	Source Verification. Hypercom or its authorized agent may perform reasonable source verifications and quality assurance audits at the Facility at a time agreed upon by both parties. Each party shall bear their respective costs incurred in connection with any such audit.

3.2.3	List of Property. Upon Hypercom’s written request, Venture shall provide Hypercom with a complete and detailed list of all tooling, fixtures, appurtenances, test hardware and software, equipment and other material obtained by Venture (except for Hypercom Tooling or Supplier Tooling) related to this Agreement and that are needed for Venture to fulfill its obligations to Hypercom under this Agreement (the “Venture Equipment”). [****]

3.2.4	Approved Vendors. Where Hypercom has specified that third party material is to be procured from a particular vendor (“Third Party Material”), whether in the Product Specifications or otherwise, Venture shall only procure such Third Party Material from that specific vendor. Where Venture wishes to procure Third Party Material from a vendor other than that vendor specified by Hypercom, such change shall be processed as an Engineering Change pursuant to Section 12. Venture, at Hypercom’s prior written request, will source for, and provide to, Hypercom any third party materials or products (including without limitation Third Party Materials) for Hypercom’s use in research and development activities. Such third party materials or products will be provided to Hypercom at Venture’s purchase price without markup.
4. VENTURE’S GENERAL OBLIGATIONS
4.1 Manufacture and Supply of Products. During the Term Venture shall manufacture (which includes, without limitation, testing and packaging) the Products for Hypercom in accordance with the applicable Manufacturing Procedures, Product Specifications and the terms of this Agreement and supply exclusively to Hypercom Products in quantities and on Delivery Dates specified in Purchase Orders or Releases for such Products placed by Hypercom and accepted by Venture, subject to the terms of this Agreement. [****]
4.2 Facility. Except as otherwise mutually agreed upon in writing by the parties, Venture shall, at its cost, design, equip and maintain the Facility such that it meets or exceeds the requirements of this agreement and shall comply with all the requirements agreed upon by the parties in writing regarding appropriate restricted access codes, signage and security measures at the Facility to protect the Products and Hypercom Property. Venture may not change its Facility or place of manufacture of a Product without receiving Hypercom’s prior written consent, not to be unreasonably withheld or delayed.
[****] Confidential Treatment Requested

4.3 Business Continuity and Disaster Recovery Plan. Venture shall maintain a Business Continuity and Disaster Recovery Plan, as attached hereto as Schedule I. The parties agree to review the Business Continuity and Disaster Recovery Plan as part of the QBR process.
4.4 Qualification Process. Venture, and its suppliers, shall participate in and comply with Hypercom’s qualification process, if any, to ensure Venture and the Products can meet the Manufacturing Procedures and the Product Specifications. The parties shall be responsible for the costs for such qualification as mutually agreed upon in writing.
4.5 Training. Venture shall at reasonable cost, send the mutually agreed number of suitably qualified Venture personnel to the Hypercom Factory, or any other facility designated by Hypercom, to attend training sessions conducted by Hypercom or a third party regarding the manufacturing of the Products in accordance with the Manufacturing Procedures. Prior to or upon their arrival, Venture shall deliver to Hypercom executed Employee Acknowledgements, in the form consistent with the requirements of Schedule A, signed by each employee to be trained by Hypercom.
4.6 NPI and Design Services. Venture shall provide New Product Introduction (“NPI”) and design services to Hypercom as mutually agreed upon from time to time. Any costs associated with NPI and Design Services shall be separately itemized, priced and reimbursed, as mutually agreed.
5.	FORECASTS AND ORDERS

5.1	Forecast.

5.1.1	Forecasting. On a [****] basis Hypercom shall deliver to Venture a rolling forecast (a “Forecast”) of Hypercom estimated needs for Products during the period that begins in the following [****] and continues for [****] immediately thereafter (the “Forecasted Period”). The estimated Product requirements during the [****] of the Forecasted Period shall be detailed on a [****] basis. The estimated Product requirements for the remainder of the Forecasted Period shall be detailed on at least a [****] basis.

5.1.2	Effect of Forecast. All commitments for purchases of Products hereunder are only upon Hypercom’s issuance of a Purchase Order pursuant to Section 5.3. [****]

5.2	Committed Period and Flexibility.

5.2.1	Committed Period. The [****] of the Forecasted Period shall be referred to as the “Committed Period” Hypercom shall issue binding Purchase Orders for Products for the [****] of the Committed Period. Except as set forth below in Section 5.2.2, Hypercom may not change the volumes or mixes of forecasted Products during the [****] of the Committed Period in any subsequent Forecast.

5.2.2	Flexibility. The Parties agree that save as permitted in this Section 5.2.2, Hypercom shall not vary the volumes or mixes of any forecasted Products:
(i) For each of the [****] of the Committed Period, Hypercom may increase or decrease the [****] forecasted volumes for each Product for the same [****] by not more than 30% without charge or penalty.
(ii) Venture shall also permit Hypercom to make mix changes within a Product family forecasted within the Committed Period for [****] up to [****]% of the rolling [****] aggregated forecasted quantity, contingent upon unique component availability, without penalty.
(iii) In addition, the aggregate percentage volume increase or decrease for any specific week within the Committed Period shall not exceed [****]% and over any rolling six-week period shall not exceed [****]% contingent upon Section 5.6.
[****] Confidential Treatment Requested

All other changes to the forecasted volumes within the Committed Period that are beyond those previously described in this Section 5.2.2 shall always be subject to Venture’s consent, which shall not be unreasonably withheld or delayed. The parties agree that in the event Venture agrees to any changes outside the scope of this Section 5.2.2, any reasonable expediting cost specific to accommodating a change outside the flexibility requirements shall be borne by Hypercom.
5.3	Purchase Orders.

5.3.1	[****] Purchase Orders. Hypercom shall issue binding Purchase Orders for the [****] of the Committed Period. Venture shall, within [****] of receipt of the Purchase Order, acknowledge and honor any such Purchase Order to the extent that the Purchase Order reflects the mixes and volumes in the current Forecast, subject to the Section 5.2.1.

5.3.2	Advance Purchase Orders. From time to time, Hypercom may also issue Purchase Orders that require delivery of Product quantities after the first three weeks of the current Forecasted Period. Venture shall use commercially reasonable efforts to honor these Purchase Orders. If Venture desires that Hypercom bear any expediting cost for accommodating such Purchase Order, Venture is to seek Hypercom’s prior approval for such expediting costs. Where Hypercom approves such costs, Hypercom shall pay Venture the same. If Hypercom does not approve such costs, Venture shall not be obligated to accommodate such Purchase Order.

5.3.3	Rescheduling of Purchase Orders. Hypercom may reschedule up to [****]% of the total aggregate Purchase Order volume for up to [****] after the original Delivery Date without charge or penalty.
5.4 Cancellation. Subject to Hypercom Special Inventory liabilities as defined in Section 5.9 and upon written notice to Venture and for convenience, Hypercom may cancel the delivery of Products:
(a)	With notice greater than [****] prior to scheduled delivery, without any cost, charge or liability to Hypercom;

(b)	With notice less than [****] prior to scheduled delivery, subject to payment of Venture’s actual costs incurred, excluding profit, prior to receipt of the cancellation notice, and solely in relation to the applicable Purchase Order or Release for finished Products, or work in process or raw materials, provided that:
(i)	[****];

(ii)	[****];
(iii)	Venture shall immediately cease all work on the Purchase Order or Release subject to the cancellation notice, and shall use commercially reasonable efforts to minimize all costs associated with cancellation, including (without limitation) re-using parts, material and work-in-process in other Venture products, reworking Products in a manner that is acceptable to Hypercom, to make them saleable to other Venture customers, and/or returning material to Venture’s suppliers. Venture shall provide Hypercom with supporting evidence of all such reasonable costs actually incurred and claimed by Venture under this Section 5.4. Payment of any costs that are not substantiated by adequate documentation may be denied by Hypercom acting in its sole discretion;

(iv)	Upon Hypercom’s request Venture shall promptly deliver to Hypercom the Products, or any part thereof, in any state of manufacturing whatsoever, that was the subject of the cancelled Purchase Order or Release, together with all such work in progress and raw materials, or part thereof, [****]; and

(v)	Any cancellation charges hereunder represent Hypercom’s sole and exclusive obligation and Venture’s sole and exclusive remedy in the event of any cancellation of a Purchase Order or Release by Hypercom pursuant to this Section 5.4.
[****] Confidential Treatment Requested

5.5 Allocation. Venture shall fulfill all conforming Purchase Orders according to the terms of this Agreement. In the event Venture’s material suppliers place certain Components on allocation, Venture agrees to notify Hypercom immediately and use commercially reasonable efforts to assure proper allocations for Hypercom production are achieved. [****] In the event of a component shortage, available material will be allocated to all customers on a proportional basis to open purchase order commitments at the time the allocation condition was identified. Notwithstanding the foregoing, Venture will use best efforts to ensure such allocation will be based on the Forecast for the Committed Period. Venture shall communicate any constraints or changes to commitment at least daily to Hypercom. Information concerning potential missed deliveries within a [****] window must be immediately communicated through Supply Alert messages as needed to Hypercom global planning and the Hypercom Program Manager both telephonically and in writing. Longer-term constraints must be promptly communicated to Hypercom global planning and the Hypercom Program Manager.
5.6 Installed Equipment Capacity. The installed equipment capacity at the Facility will provide for [****]% upside to the quarterly Forecast. Venture capacity will be tabulated [****] together with its associated lead-time in bringing up additional capacity. All Forecasts for Products shall adhere to the [****]% limitation of installed capacity and where there is a need of capacity exceeding the maximum quantity, Venture will consult with Hypercom during QBRs or more frequently as needed with changes to manufacturing capacity plans including equipment and labor needed to meet current and future forecasted demand including [****]% upside flexibility. In the event unique equipment is required to meet capacity requirements, Venture shall request additional Hypercom equipment to be provided or reimbursement through NRE which shall not be unreasonably withheld by Hypercom. Upside flexibility will also be provided through the use of overtime, split and overlapping shifts to cover peak demands. Hypercom will be charged for overtime labor only in cases where Purchase Orders exceed flexibility parameters in Section 5.2.2.
5.7 Safety Stock Program. Unless otherwise agreed by the parties, each Product Schedule shall provide any applicable safety stock obligations of Venture to increases in Product demand from Hypercom.
5.8	Intentionally Blank.

5.9	Special Inventory.

5.9.1	Subject to Hypercom’s rights under Section 5.6 and Venture’s duties hereunder, Hypercom authorizes Venture to purchase certain components, materials and supplies (“Components”) for the manufacturing of Products. Long Lead Time Components, Economic Order Inventory, Minimum Order Inventory, Initial Inventory, and NCNR Inventory are collectively designated herein as “Special Inventory”. All Special Inventory Components shall be identified and specified in writing initially as part of the Product Schedule and subsequently in updates together with quarterly Pricing.

5.9.2	Special Inventory on Venture’s premises for more than [****] is subject to a [****]% per month inventory carrying cost. Special Inventory on Venture’s premises more than [****] will be purchased, or subject to the payment by Hypercom to Venture of carrying charges equal to [****]% per month, at Hypercom’s option. Written requests and authorizations to purchase Economic Order Inventory and Minimum Order Inventory shall be provided in writing by Hypercom to Venture. Venture will invoice Hypercom on a [****] basis for any amounts due, and Hypercom shall pay such amounts within [****] Calendar Days after receipt of invoice. Notwithstanding any other provision in this Section 5.9, Hypercom shall not be responsible for unauthorized procurement of any Special Inventory.

5.10	Excess and Obsolete Material.

5.10.1	Obsolete Material. Subject to mutual agreement, Hypercom will issue a Purchase Order for all Obsolete Material prior to the end of the [****] the material is declared obsolete. The amount of the Purchase Order shall include the [****].

5.10.2	Excess Inventory. Hypercom will issue a Purchase Order for all Excess Inventory to be determined using Venture’s best estimate of future demand at the time, based upon information available and utilizing the
[****] Confidential Treatment Requested

following analysis and action, for which there are no Rolling Forecasts, Purchase Orders or Releases for [****]:
(a) Venture will use Hypercom’s Purchase Orders, Releases, and Rolling Forecasts to determine the basis for defining material usage;
(b) Venture will provide a [****] report highlighting all Excess Inventory; and
(c) A Purchase Order, payable per the terms of this Agreement, will be issued to Hypercom in the amount of any materials designated as Excess Inventory for [****], which invoice shall be payable per the terms of this Agreement.
5.10.3	Mitigation. Venture shall immediately use its best efforts to mitigate by (1) canceling any outstanding orders for Excess and Obsolete Components (to the extent it is allowed to do so by the supplier without the payment of substantial penalties); (2) re-allocating, if possible, all Excess and Obsolete Components for use by other Venture customers in other manufacturing facilities, (3) returning Excess and Obsolete Components to the supplier (to the extent it is allowed to do so by the supplier without the payment of substantial penalties), or (4) selling Excess and Obsolete Components to a third party. If, after taking all of the foregoing mitigation measures, Venture is unable to recover its materials cost for the Excess and Obsolete Components (which shall for the avoidance of doubt include any penalties payable by Venture to the suppliers), Hypercom shall reimburse Venture such [****].

5.10.4	Hold. Without prejudice to Section 5.10.2 and 5.10.3, Hypercom may at any time direct Venture to hold inventory in which case the terms of 5.9 shall apply.

6.	PACKAGING, SHIPPING, DELIVERY, RISK AND TITLE, DISTRIBUTION
6.1 Packaging. Venture shall [****], package, bar code, label, and handle all Products in accordance with the applicable Product Specifications and Manufacturing Procedures, or as otherwise directed by Hypercom in writing, and so as to protect them from damage, ensure reasonable protection from loss or damage during delivery and while in storage. Venture shall ensure that each shipment of Product is accompanied by a packing slip that indicates, at minimum, Product description, Venture part numbers, Hypercom part numbers and the applicable Purchase Order or Blanket Purchase Order number.
6.2 Delivery and Shipping Requirements. Venture shall deliver the Products to Hypercom at the Delivery Location on the Delivery Date. Orders may be delivered [****] Calendar Days late and up to [****] Calendar Days early and the delivery shall be considered to be on time. Hypercom may change the Delivery Location at any time by giving prior written notice to Venture any time before the affected Products are shipped. Venture shall not ship partial shipments of Products to Hypercom unless Hypercom agrees in writing.
6.3 Delivery Date. Delivery Dates for Products shall be as specified on each Purchase Order or Release, unless otherwise mutually agreed in writing. Venture shall accept all Hypercom requested Delivery Dates for Products provided that such Purchase Orders or Releases are for quantities specified in Hypercom’s current Rolling Forecast and issued upon or in advance of such Delivery Dates taking into account the applicable Product Lead Time. Venture shall use its commercially reasonable efforts to accept and comply with all other Hypercom requested Delivery Dates.
6.4 Title and Risk. Unless otherwise specified in a Product Schedule: (a) Prices are Ex works factory (Incoterms 2000; (b) Hypercom will be the importer of record in cases where Product is being shipped directly to Hypercom; and (c) in the case where Product is being shipped to a third party as requested by Hypercom, Hypercom will designate the importer of record. Unless otherwise agreed in writing, title to the Products shall pass from Venture to Hypercom when Products are delivered at the Venture Facility. Venture shall record Hypercom as the importer of record for all Products delivered to Hypercom pursuant to this Agreement, provided that all export related permits, licenses, approvals and/or other legal or regulatory requirements shall be the responsibility of Venture. Hypercom agrees to pay all Taxes levied or based on the Products, except for any tax levied or based on the applicable income or capital of Venture, its agents or employees. Any Taxes assessed to Hypercom will be
[****] Confidential Treatment Requested

separately stated on the invoice. Venture will not assess a Tax for which Hypercom has furnished to Venture a copy of a tax exemption certificate, certificate of authority, direct pay permit, or any equivalent document acceptable to the relevant taxing authority.
6.5 Late Delivery. Venture shall immediately notify Hypercom in writing upon becoming aware that any part of a shipment of Products will not be, or has not been, delivered by the Delivery Date and shall provide reasons for the delay, with a revised delivery date. Venture’s revised Delivery Date must take into account the use of all means available to expedite production and delivery of the delayed Products including without limitation expediting the procurement of materials, using expedited transportation means and labor overtime (“Accelerated Measures”). In the event of such delay, Hypercom may, in its sole discretion, agree to a revised Delivery Date or cancel that part of the Purchase Order or Release for the delayed Products without any cost, liability or charge, notwithstanding any other provision hereof. Where Hypercom agrees to the new Delivery Date, and such delay is the fault of Venture, Venture shall, [****] employ Accelerated Measures to ensure the delayed Products are delivered on or before the revised Delivery Date. For purposes of this Section 6.5, Rejected Products (as defined in Section 7.1) shall be deemed not to have been delivered by the Delivery Date.
6.6	Delivery Default.

6.6.1	Where the Product has not been delivered by the accepted Delivery Date as a consequence of Ventures errors or omissions, [****]

6.6.2	If during any quarter more than [****]% of Products are delivered late, a default of a material obligation under this Agreement for purposes of Section 22 hereunder shall be deemed to have occurred. For purposes of this subsection, late delivery is measured by reference to the accepted Delivery Date specified in the applicable Purchase Order and by reference to the provisions of Section 5. Additionally, for purposes of calculating the percentage of Product delivered late in a quarter, all Product delivered late in a given quarter shall be divided by all Product delivered in a given quarter.

6.6.3	Notwithstanding the foregoing, the provisions of this Section 6.6 shall not apply to the extent that any delay is caused by a Force Majeure Event or is caused by Hypercom’s breach of its obligations under this Agreement.
6.7 Drop Shipments. From time to time Hypercom may require that Venture ship Products to Delivery Locations other than those otherwise designated.
6.7.1	Confidential Information. The information provided by Hypercom to Venture in relation to drop shipping is Confidential Information. With the exception of the disclosure of the drop ship information provided by Hypercom for inclusion with each drop ship order to its designated third party recipient, Venture may not disclose any information related to the Hypercom drop ship program to any other party without the prior written consent of Hypercom.

6.7.2	Drop Ship Process. Venture shall comply with the administrative and technical processes set out by Hypercom’s drop ship program documentation, as modified from time to time by Hypercom with reasonable notice to Venture, including any and all confidentiality requirements of Hypercom or third parties. Such documentation shall be deemed to be incorporated by reference into this Agreement.

6.7.3	Shipping Terms. Venture agrees that the shipping terms for drop shipped Products may vary according to the designated Delivery Location and shall be agreed upon in each Purchase Order. In all cases, title to the Products shall pass from Venture when the Products are delivered to the Delivery Location, and Prices are exclusive of Taxes.

6.7.4	Communication with Hypercom Customers. Venture shall include all documentation designated by Hypercom for inclusion with the relevant drop ship order, and shall not alter such documentation without the prior written consent of Hypercom. Venture acknowledges that most recipients of drop shipped Products are Hypercom customers. [****]
[****] Confidential Treatment Requested

6.7.5	Drop Ship Program Costs. Any costs or expenses related to Venture’s access, implementation, training or other expenses relating to the Hypercom drop ship program shall be as mutually agreed.

7.	INSPECTION AND REJECTION OF PRODUCTS
7.1 Inspection and Rejection. Hypercom (or its customer in the case of direct or drop shipment) shall have a period of [****] following receipt of a shipment of Products to inspect the Products using an industry-accepted sampling plan (“AQL”) before accepting the shipment. Hypercom reserves the right to perform this inspection at Venture’s location upon notice to Venture prior to shipment. Subject to the terms of this Agreement, Hypercom may reject Products or Product shipments [****] where the AQL inspection reveals the Products are damaged, defective in material or workmanship or do not meet Hypercom specifications or Quality standards (“Rejected Products”). Rejected Products shall be returned to Venture in accordance with Section 7.2. [****] If Venture is not responsible, Venture and Hypercom shall mutually agree on any further actions and related costs and disposition relative to Rejected Products.
7.2 Product Returns. Within [****] after receipt of Hypercom’s (or its customer in the case of direct or drop shipment) notice of intention to return Product pursuant to this Agreement, Venture shall issue an RMA. If no RMA is issued within [****], Hypercom may return Product without further notice to Venture and without a RMA. Where Hypercom determines that Product is non-compliant with the warranties herein, Venture shall provide remedy in accordance with Section 15.2. In all other circumstances, Venture and Hypercom will mutually agree upon the allocation of costs associated with returned Products. Hypercom is obligated to purchase within [****] of repair all Products returned under Warranty which can be returned to a serviceable condition.
8.	PRICES, INVOICING AND PAYMENT TERMS

8.1	Basic Pricing Formula.
(a) Pricing for the Top Level Assemblies shall be based on a mutually agreed pricing template, a form of which is attached hereto as Schedule C. The pricing of the Top Level Assemblies shall be the sum of the following pricing elements:
[****]
The cost of these elements shall be agreed on a quarterly basis and shall be fixed in the Pricing Confirmation Review.
(b) The calculation of the prices shall be based on mutually agreed unit prices for BOM Components and other mutually agreed price determining factors, which may include:
[****]
Upon request, Venture shall provide details supporting the calculation of the cost elements mentioned above.
8.2 No Taxes.  The parties agree that no taxes will be used or considered in calculating the Prices.
8.3 Cost Reduction. Venture shall implement and sustain an ongoing cost reduction program targeting BOM cost and operational process costs. Venture shall use commercially reasonable best efforts to achieve purchase cost reductions [****] The operational cost improvement program shall include [****] The improvement shall result in increased direct labor productivity, reduced variable overhead cost, reduced scrap levels and reduced cycle times. Both parties shall agree during the last Price Review of the year on baseline BOM and operational cost saving targets for the following year. Gain sharing for cost reductions achieved shall be done according to the following principles:
[****]
[****] Confidential Treatment Requested

The parties will meet on a regular basis and discuss current price reduction targets achievement as described in Section 8.5.
8.4 Targets. Unless otherwise described in Section 8.5, the following targets shall apply for the term of this agreement, applicable after the production has been fully transitioned to Venture
[****]
Venture acknowledges that the [****]% (BOM) and the [****]% (operational cost) minimum [****] price reductions outlined above may be insufficient for Hypercom to remain competitive. [****]
8.5	Price Reviews.

8.5.1	During [****] of each Pricing Quarter, the parties shall discuss and negotiate reductions to price based on agreed price reduction targets and current market conditions (the “Price Review”). [****]

8.5.2	At each such Price Review, Venture shall inform Hypercom of the efforts made during the previous Pricing Quarter to meet the cost reduction targets set forth in Section 8.3, provide to Hypercom information documenting its past efforts, and shall discuss its plans to achieve future cost reductions. [****] Hypercom shall have the right to audit supporting documentation for BOM pricing pursuant to Section 8.6.

8.5.3	In the Price Review the parties shall also set cost reduction targets for each of the next [****] based on forecasted volumes including product lifecycle and other factors

8.5.4	During [****] of each Pricing Quarter during the Term, the parties shall discuss and confirm the conclusions of the prior Price Review and finalize pricing for the next Pricing Quarter (the “Pricing Confirmation Review”).
8.6 Audit Rights.  Hypercom shall have the right, during normal business hours and upon prior appointment made with Venture (which will not be unreasonably withheld or delayed) to (either directly or through an authorized representative) inspect Venture’s records as they relate to the manufacture and sale of Product to verify the costs used in pricing calculations, and Venture’s compliance with all other terms and conditions of this Agreement.  Such audit shall be conducted no more frequently than on a quarterly basis (except in instances of a material breach of this Agreement).  Hypercom shall bear the costs of any such audit unless an audit reveals a discrepancy in excess of [****]% of the total costs used to calculate pricing, or the material breach of this Agreement by Venture, in such event Venture shall reimburse Hypercom, upon request, for all reasonable expenses incurred for such review and pay all amounts for which Hypercom has been overcharged by Venture, or in the case where Hypercom was undercharged, Hypercom shall pay Venture the amount undercharged upon demand. Venture reserves the right to withhold information as necessary which is subject to a third-party non-disclosure or confidentiality agreement.
8.7 Invoicing and Payment.  Venture may only issue an invoice to Hypercom upon or after delivery of the particular Products to the Delivery Location.  All invoices shall reference the associated Purchase Order or Blanket Purchase Order number, as applicable. Payment is net [****] Calendar Days following the date of a valid undisputed invoice from Venture, subject to Hypercom’s legal right of set off. Notwithstanding any amount shown on Venture’s invoice, Hypercom has no obligation to pay for any Rejected Products or Products otherwise returned and not yet paid for by Hypercom in accordance with this Agreement.  Hypercom shall make payments by means of electronic transfer and, upon reasonable notice from Hypercom to Venture, Venture shall enter into an electronic data interchange arrangement or agreement with Hypercom reasonably satisfactory to Hypercom.
9.	RELATIONSHIP MANAGEMENT
9.1 Program Managers. Each party shall appoint a program manager (“Program Manager”) who is primarily responsible for coordinating and overseeing each such party’s activities under this Agreement. Each Program Manager is the primary commercial and technical liaison with the other party for purposes of administering this Agreement. The Program Manager shall not have the authority to agree to amendments of this Agreement or any of its Schedules, but, as between the parties, shall have the authority to agree to Product Addenda and, except as
[****] Confidential Treatment Requested

otherwise provided in this Agreement, shall have the authority to give any approvals specified in this Agreement. Either party may change its Program Manager upon [****] prior written notice to the other party. Upon the Effective Date, each party will designate its respective Program Managers, who will in turn meet to determine the processes, protocols, and procedures according to which they will carry out their liaison duties hereunder.
9.2 Resident Employees. Hypercom shall have the right to have a maximum of five employees resident on a part-time or full-time basis at the Facility to serve as day-to-day technical and business liaisons with Venture (the “Resident Employees”). [****] Hypercom shall bear the costs of all the Resident Employees.
9.3 QBR. In the [****] or as directed by Hypercom, the Program Managers and other responsible representatives of each party shall meet at a mutually-agreed location (or by teleconference) for a QBR. Unless otherwise mutually-agreed, the location shall alternate between Hypercom and Venture locations. At least [****], Hypercom may require the QBR to be held at its corporate headquarters in the United States. Each party will bear its own costs of attending the QBR. At each QBR, the parties shall (i) review the progress and activities of the parties under this Agreement during the previous quarter, including Venture’s performance with respect to the applicable KPIs and Venture’s performance with regard to technology, quality, responsiveness, delivery and costs (collectively “TQRDC”); (ii) discuss and resolve any issues or problems in the parties’ relationship that may have emerged during the previous quarter;; and (iii) discuss any other matters related to the parties’ relationship as the Program Managers may deem appropriate. The parties shall also set cost reduction targets for each of the [****] based on forecasted volumes and other factors affecting pricing. If, following a QBR meeting, despite good faith negotiation between the parties, Venture has failed to comply with previously agreed targets with respect to TQRDC, then Hypercom may treat such failure as a breach of this Agreement and may exercise its rights under Section 22.1.
9.4 KPIs. The KPIs shall constitute binding metrics for the assessment of Venture’s performance under this Agreement. Each party shall promptly notify the other party as soon as it becomes aware that any KPI developed pursuant to this Agreement is not being met. Within [****] that Venture becomes aware of such failure, Venture shall deliver to Hypercom a Corrective Action Plan (“CAP”) detailing the process and timing by which Venture will correct any failure to meet an applicable KPI. If Hypercom is not reasonably satisfied with the corrective action proposed in the CAP, or if Venture fails to provide, or comply with, a CAP within the time required, then Hypercom may treat such failure as a breach of this Agreement and may exercise its rights under Section 22.1.
9.6 Service Level Agreement. Venture agrees abide by and comply with the Service Level Agreement attached hereto as Schedule E. The Service Level Agreement provides for the provision of services in the following areas: New Product Introduction; Product Engineering; Manufacturing Process Development and Engineering; Quality Systems; Sourcing and Commodity Management; Documentation and Configuration Control and Retail Customer Support. This Service Level Agreement sets out the services to be performed by Venture, on behalf of Hypercom, and sets forth the performance measures for the evaluation of service quality.
9.7 IT Systems Support. Venture agrees to facilitate the communication and system logic links of specific IT functions and databases with Hypercom systems in accordance with Schedule G. To the extent that any system integration activities are required to enable the foregoing, the parties will cooperate to perform such integration activities in accordance with a mutually agreed statement of work and costing.
9.8 Transition of the Hypercom Factory. The parties shall cooperate to facilitate the transition of the Hypercom Factory operations from Hypercom to Venture at the Facility.
9.9 Data Security. Venture shall ensure data transmitted by Hypercom is secure from unauthorized access, use, and duplication by employees, or outside parties through utilizing effective, standard information technology practices including password protection, data encryption and similar best practices. Venture shall also ensure data transmitted by Hypercom is stored, secured and backed-up regularly.
10. INTELLECTUAL PROPERTY OWNERSHIP
The following summary table sets out, in simplified form, the parties’ respective ownership rights in Intellectual Property:
[****] Confidential Treatment Requested

		Improvements				New
	Hypercom	to Hypercom	Venture	Improvements to	New Product	Process
	Basic IP	Basic IP	Basic IP	Venture Basic IP	Technology	Technology
Developed solely by Hypercom	Owned by Hypercom	Owned by Hypercom	Not applicable	Owned by Hypercom	Owned by Hypercom	Owned by Hypercom

Developed jointly by the parties	Not applicable	Owned by Hypercom	Not applicable	Owned by Venture and licensed to Hypercom	Owned by Hypercom	Owned by Venture and licensed to Hypercom

Developed solely by Venture	Not applicable	Owned by Hypercom	Owned by Venture	Owned by Venture with a limited license to Hypercom	Owned by Hypercom	Owned by Venture with a limited license to Hypercom
10.1 Basic IP. Hypercom owns and shall continue to own Hypercom’s Basic IP and all Intellectual Property rights therein and Venture has no ownership rights in Hypercom’s Basic IP. Venture owns and shall continue to own Venture’s Basic IP and all Intellectual Property rights therein and Hypercom has no ownership rights in Venture’s Basic IP.
10.2	Improvements.

10.2.1	Hypercom Owned Improvements. Hypercom shall own: (a) all Improvements to Hypercom’s Basic IP developed by either Hypercom or Venture, or jointly by Hypercom and Venture; and (b) all Improvements to Venture’s Basic IP developed solely by Hypercom; and (c) all IP or Improvements to either Hypercom or Venture basic IP paid for by Hypercom either directly as part of a development project or indirectly amortized into the product cost. Notwithstanding any other provision in this Agreement, Hypercom Owned Improvements will include any Venture ideas, suggestions or recommendations to Hypercom regarding Hypercom IP (“Feedback”), Hypercom is free to use and incorporate such Feedback in Hypercom’s products, without payment of royalties or other consideration to Venture.

10.2.2	Venture Owned Improvements. Venture shall own all Improvements to Venture’s Basic IP developed solely by Venture or jointly by Hypercom and Venture, provided that such improvements are not paid for by Hypercom or developed pursuant to a Hypercom request or Hypercom specifications.
10.3 New Product Technology. Hypercom shall own all New Product Technology developed by either Hypercom or Venture or jointly by Hypercom and Venture.
10.4 New Process Technology. Hypercom shall own all New Process Technology developed solely by Hypercom. Venture shall own all New Process Technology developed solely by Venture, or jointly by Hypercom and Venture.
10.5 Report. Venture shall, as soon as reasonably possible after becoming aware of any Improvements or New Technology that Venture has solely or jointly developed, or within [****] of any Hypercom request, fully report and disclose to Hypercom, in reasonable detail for Hypercom to fully understand, all such Improvements, New Technology and applicable Venture Basic IP. In addition, at each QBR in Section 3 and Price Review set out in Section 8, Venture shall provide a full and detailed report of all such Venture Basic IP, Improvements and New Technology. When Venture initiates an ECN request pursuant to Section 12 which requires the use of any Venture-developed Improvements or New Technology, then Venture shall report and fully disclose to Hypercom in reasonable detail for Hypercom to fully understand all such Improvements or New Technology and any applicable Venture Basic IP.
[****] Confidential Treatment Requested

10.6 Confidentiality. Each party’s Basic IP, Improvements and New Technology shall be maintained in confidence by the other party in accordance with the confidentiality obligations contained in the NDA.
10.7 Assignment. Venture hereby assigns, and agrees to assign, to Hypercom all right, title and interest in and to all Venture-developed Improvements and New Technology owned by Hypercom, including without limitation, the Intellectual Property rights therein. Hypercom hereby assigns, and agrees to assign, to Venture all right, title and interest in and to all Hypercom-developed Improvements and New Technology owned by Venture, including without limitation, the Intellectual Property rights therein.
11.	LICENSE GRANTS

11.1	License to Hypercom Basic IP/Improvements/New Technology.

11.1.1	Hypercom’s Basic IP. Hypercom grants to Venture, for the Term, a non-assignable, non sub-licensable, non-exclusive, royalty-free license to use the Basic IP in existence as of the Effective Date of this Agreement solely to perform its obligations hereunder.

11.1.2	Additional Basic IP/Improvements/New Technology. Hypercom may, at its option, subject to Section 12 and only for the Term, grant to Venture a non-exclusive, non-assignable, non-sub-licensable, royalty-free license to use Basic IP created after the Effective Date, Improvements and New Technology owned by Hypercom solely to perform its obligations hereunder, provided that, prior to such use, the parties have mutually agreed to the terms of implementation of a Engineering Change (as defined below).
11.2 License to Venture Basic IP/Improvements/New Technology. Subject to Hypercom’s prior written approval to use the applicable Venture Basic IP created after the Effective Date, Improvement or New Technology owned by Venture pursuant to Section 12 or otherwise:
11.2.1	Venture Basic IP/Improvements/New Technology: To the extent necessary to commercially make, use, reproduce or sell each Product, subject to Section 11.2.2, and under terms which shall be as mutually agreed, Venture hereby grants a an irrevocable, perpetual, world-wide, non-exclusive, paid-up, royalty free license to Hypercom, with the right for Hypercom to grant sublicenses, to make, use, reproduce any Improvements owned by Venture and, to the extent required to use such Improvements, the same grant of a license for Venture’s Basic IP, and any New Technology owned by Venture and the right to make, use and sell any products made by using such Basic IP, Improvements and New Technology. Notwithstanding the foregoing, the terms provided in this Section 11.2.1 do not apply to any Venture manufacturing process IP; any such license grant related to Venture manufacturing process IP shall be mutually agreed to by the parties under commercially reasonable terms and conditions.

11.2.2	Jointly Developed Venture Technology: Venture hereby grants to Hypercom, an irrevocable, perpetual, world-wide, non-exclusive, paid-up, royalty free license, with the right for Hypercom to grant sublicenses, to make, use, reproduce: (a) any jointly developed Improvements owned by Venture and, to the extent required to use such Improvements, Venture’s Basic IP; and (b) any jointly developed New Technology owned by Venture. Such rights include the right to make, use and sell any products made by using such Basic IP, Improvements or New Technology.

11.3	License Restrictions.

11.3.1	Apart from the limited licenses granted above, neither party obtains any interest in the other party’s Basic IP, Improvements or New Technology. All documents, materials and copies relating to the foregoing, in whole or in part and in any material form, shall remain the property of the owner.

11.3.2	A party shall not alter, remove or destroy any proprietary markings or confidentiality legends or notices placed upon or contained within, or attempt to reverse engineer directly or indirectly any of the other party’s Basic IP, Improvements or New Technology.

11.3.3	In any action or proceeding relating to a party’s Basic IP, Improvements or New Technology, the other
[****] Confidential Treatment Requested

party shall not, nor will it assist others to, contest the owner’s title to or the validity of the owner’s Basic IP, Improvements or New Technology.

11.3.4	A party shall take such reasonable steps as the other may require from time to time, to protect the other’s Basic IP, Improvements and New Technology.

12.	ENGINEERING AND SITE CHANGES

12.1	Venture Proposed Changes.

12.1.1	General Restriction. Subject to the terms of this Section, Venture may, with Hypercom’s written consent: (a) relocate any part of the Facility; (b) make any change to the Manufacturing Procedures, the Product Specifications, quality assurance processes; or (c) change any other Hypercom requirements as set out in this Agreement related to a Product, including without limitation the manufacturing or supply of a Product (collectively, (a), (b) and (c) are an “Engineering Change” or an “ECN”).

12.1.2	Change Procedure. Where Venture wishes to make an Engineering Change, Venture shall issue an ECN, which shall include, without limitation, sufficient details regarding the nature of the proposed change, the reason for the proposed change, details regarding its implementation, the impact of the change (including but not limited to scheduling and Prices) on any Purchase Orders or Releases, and the proposed implementation date of the Engineering Change. Promptly after issuing the foregoing ECN, Venture shall, at a mutually agreed upon cost, provide Hypercom with sufficient evaluation samples of the affected Product (after having incorporated the Engineering Change) and other information requested by Hypercom to enable Hypercom to evaluate the Engineering Change. Hypercom may, acting in its sole and absolute discretion, reject any Engineering Change and shall notify Venture in writing of such rejection within a reasonable period of time from its receipt of such Product samples and other information. While Hypercom is considering an Engineering Change or if Hypercom rejects an Engineering Change, Venture shall continue to manufacture and supply a Product, in accordance with the terms of this Agreement, without the Engineering Change. Where Hypercom provides its written approval of the Engineering Change, Venture shall implement the change on a mutually agreed upon schedule.

12.2	Hypercom Requested Changes. Hypercom may, at Hypercom’s cost, amend Hypercom drawings or designs, or the Specifications, through an ECN at any time prior to the manufacture of the affected Products, provided Hypercom pays to Venture any reasonable non-recurring charges, if any, and/or revised Prices for such Products. Subject to agreement in the charges and expenses and/or revised Prices, Venture shall implement such amendment within a period of time as mutually agreed by the parties. Where the ECN is required to bring Products into compliance with applicable laws, statutes, regulations, codes, standards or other requirements, Venture shall, at Hypercom’s cost and using commercially reasonable efforts, implement the amendment as soon as possible.

13.	QUALITY ASSURANCE
13.1 Quality System. Venture shall establish, implement and maintain throughout the Term a quality system which meets the requirements of ISO 9001:2000 (and will use best efforts to attain ISO 14001 certification) and the Quality Management Policy attached hereto. The overall Hypercom quality target is to accept only Products fully conforming to the Specification. Venture will provide a Quality Management Plan for each Product that includes but is not limited to the following areas; manufacturing process and capability metrics, product certification and in process and final inspections standards. The Quality Management Plan must be mutually agreed to by the parties prior to the start of mass production of each Product.
13.2 Inspection. Hypercom shall have the right to inspect Products on Venture premises including the use of source inspection as and when it determines necessary in its sole discretion. If Hypercom determines that the Products do not meet specifications or quality standards, Venture shall immediately implement corrective measures as directed by Hypercom and agreed to by Venture to bring the Products into conformance.
13.3 Quality Issues. Should either party become aware of any quality issues, design or manufacturing defect, or
[****] Confidential Treatment Requested

other issues, whether or not supplier-related which may impact Venture’s compliance with the Product Specifications hereunder, then such party shall promptly notify the other party of the nature of such issues and provide the known technical details. Hypercom reserves the right to suspend Product shipments until resolution of any of the above issues.
13.4 Venture Corrective Action. Where problems or deficiencies are identified as provided for in this Section 13 and in Section 14, Hypercom may issue Venture Corrective Action Requests (“SCAR”) to Venture. Venture shall immediately reply to a SCAR, and take immediate corrective action acceptable to Hypercom to prevent the recurrence of any and all deficiencies or problems identified in such SCAR. Venture shall notify Hypercom as soon as a deficiency or problem identified in a SCAR is corrected.
13.5 SCAR responsiveness. SCAR action responsiveness (based on the class of the SCAR and as measured from the issuance of the SCAR) shall be within five days unless otherwise negotiated and documented between Hypercom and the Venture. Containment measures shall be subject to the nature of the deficiencies noted and may be within [****].
14. PLANT AUDITS AND INSPECTIONS
14.1 Audits and Inspections. Hypercom, employees and customers, may from time to time during the Term, during normal business hours and following reasonable notice to Venture, with Venture’s full cooperation and assistance, enter and remain at Venture’s Facility, or any other premises or location approved by Hypercom where any Hypercom Material, Hypercom Equipment or a Product may be stored or kept by Venture, to review, inspect, test and to conduct audits of: (a) the facilities, the Products, Venture’s operations, the care and control of the Products, the Hypercom Material and Hypercom Equipment and any non-Hypercom property used in the manufacture, test, package and supply of the Products to Hypercom; and (b) Venture’s quality control and other procedures (including without limitation restricted access, signage and security) all as necessary for Hypercom to confirm satisfy itself of Venture’s compliance with its obligations under this Agreement. Hypercom, and its employees shall also have: (y) the right to examine all applicable records and reasonable supporting data held by Venture; and (z) reasonable access to its staff including technical staff, to determine the identity and scope of Improvements and New Technology whether solely or jointly developed by Venture, which Hypercom reasonably believes Venture has not adequately disclosed in accordance with this Agreement or to ensure compliance with the terms of this Agreement. For any products or services provided under this Agreement, Venture shall maintain complete and accurate books and records in connection with such items. Venture shall retain such records for [****] after delivery of such items and shall make such records available to Hypercom or its third party auditor.
15.	WARRANTIES

15.1	Warranties. Venture warrants to Hypercom the following:

15.1.1	Product Warranties. For [****] from the date Products are shipped to the Delivery Location (“Warranty Period”) that the Products: (a) have been manufactured in accordance with Hypercom’s applicable Manufacturing Procedures and the Product Specifications; (b) will meet mutually agreed Hypercom performance requirements confirmed by mutually agreed written testing procedures; (c) shall be free from defects in workmanship, (d) shall be free from defects in material supplied by Venture to the extent such material supplied defects should, or would, have been detected through compliance the Quality Management Plan and Process Management Plan; (e) comply with applicable laws for the country of origin; and (f) any services provided by Venture hereunder shall be performed consistent with accepted industry standards and practice. In the event that during any [****] Calendar Day period of the Term, the percentage of Products that fail to meet the above warranty is equal to or in excess of the “Product Warranty Failure Percentage” set forth in the Product Schedule Hypercom may immediately terminate this Agreement with respect to the relevant Product. If no Product Warranty Failure Percentage is provided in a Product Schedule or no Product Schedule applies, the default Product Warranty Failure Percentage is [****]%. In addition, the warranties provided for in Section 15 are the sole and exclusive warranties provided by the Venture in relation to the Products and all implied or statutory warranties and all other warranties implied by law as to merchantability, quality or fitness for a particular purpose, or otherwise arising from course of dealing or usage of trade or any other express or implied warranties or
[****] Confidential Treatment Requested

representations are excluded.

15.1.2	Title. Venture has the right, title, and interest to convey the Products, and that the Products are free of all liens, charges, encumbrances, or claims. If at any time Venture shall incur any indebtedness that has become a lien upon the Products or any part thereof or which may become a claim against Hypercom, or in the event a claim is asserted against Hypercom alleging that the Products or Services are infringing, Venture shall immediately pay such claim or indebtedness or cause such lien to be released and discharged by posting a bond or otherwise at its expense and indemnify Hypercom against any damages or expenses.

15.1.3	Non-infringement. Excluding any content provided by Hypercom the Products nor any other deliverables, nor any part, product or software sold, distributed, licensed or supplied by Hypercom in connection with the Services, Products or other deliverables, do or will infringe any patent, copyright, trademark or other proprietary right or misappropriate a trade secret of any third party.

15.1.4	Litigation. There is no litigation or proceeding whatsoever, actual or threatened, against Venture, or breach, default, or alleged breach or default of any agreement, order, or award binding upon it, in each case, which would materially affect Venture’s ability to perform any of its obligations under this Agreement.
15.2 Warranty Remedy. Products not meeting the above warranties (“Defective Product”) shall be returned pursuant to Section 7.2 and, at Hypercom’s option, subject to Hypercom’s remedies under Section 7.1. Venture shall promptly, at Hypercom’s election: (a) repair or replace the Defective Product at no cost to Hypercom; (b) issue a credit for all amounts paid in connection with such Defective Product; or (c) in the event that Hypercom has lost its customer order as a result of the Defective Products or Venture cannot deliver repaired or replacement Products to Hypercom within [****] Calendar Days of their return to Venture, issue a refund to Hypercom. All Defective Products repaired or replaced under warranty shall be warranted for a period equal to the longer of: (y) the remainder of the original Warranty Period; or (z) [****]. Except as provided in Section 15.3, 15.4 or Section 17, Venture’s liability for any Defective Product under Section 15.1.1 shall not exceed the Product Price for such Defective Product, plus any shipping cost incurred by Hypercom for such Defective Product.
15.3	Epidemic Failure Warranty.

15.3.1	If at any time prior to [****] after the Product Delivery Date by Venture, [****] field returns rate of a common Product family should fail for any cause as set forth under Section 15.1.1 (an “Epidemic Failure”), Hypercom will promptly inform Venture of the nature of such failure, provide the known technical details, and Hypercom and Venture agree to diligently work together in good faith to promptly resolve these issues. This warranty shall survive any inspection, delivery, or acceptance of the Products or any payment for the Products by Hypercom.

15.3.2	In the event of an Epidemic Failure, Venture will use its best efforts to remedy the situation and minimize adverse impact to Hypercom customers. The parties will immediately work together on a recovery plan that addresses the repair or replacement of the affected Product within a commercially reasonable time frame and shall be implemented at Ventures’ expense.

15.3.3	Any limitations contained in this Section 15.3 will not serve to limit Venture’s legal liability to Hypercom for product liability.
15.4 Exclusions. The above warranties shall not apply to any Products which have been misused, damaged, placed in an unsuitable physical or operating environment or maintained improperly by Hypercom or caused to fail by any material, product or service supplied by Hypercom; or any Products with a defect solely caused by the defective written Hypercom Property design or other fault in any Hypercom Property provided by Hypercom.
15.5 Assignment of Warranties. Venture hereby assigns to Hypercom any and all rights which Venture has under any and all warranties provided by the manufacturers of component parts which Venture incorporates into the Products which are sold to Hypercom.
[****] Confidential Treatment Requested

16. SUPPORT SERVICES
16.1 Support. Venture shall, at Venture’s cost, provide technical assistance, functionally equivalent replacement Products, repair services and failure analysis services (collectively, “Support Services”) on any individual Product, including discontinued Products, during the Warranty Period. After the expiry of the Warranty Period Venture shall provide Support Services for an additional period of [****] at commercially reasonable rates. All repaired or replacement Products shall be warranted in accordance with the provisions of Section 15. Venture may not discontinue the manufacture or supply of Products or Support Services without Hypercom’s prior written consent. Venture shall also, at Hypercom’s request and at mutually-agreed cost, provide Venture personnel at a Hypercom designated site to provide other functional liaison services to Hypercom, as Hypercom may reasonably require.
16.2 Failure Analysis. As part of the Support Services, Venture shall complete a failure analysis on all returned Products within [****] Calendar Days of receipt of such Products. Venture shall deliver to Hypercom, within [****] Calendar Days of receipt of the returned Products, a written report of the analysis and Venture’s findings. If more than [****]% of all units of a Product shipped to Hypercom within any [****] Calendar Day period are defective, then Venture shall, at its cost, immediately initiate a corrective action plan and perform a routine cause analysis on a Product. Venture shall update Hypercom on a daily basis with the status and findings of the said analysis and plan and provide such other reasonable information required by Hypercom in connection therewith.
16.3 Service Parts. Venture shall promptly notify Hypercom in writing whenever a service part manufacturer announces “end-of-life” for a spare part. Hypercom shall purchase their estimated requirements for service parts beyond the period of time in which Venture is required to stock parts for ongoing production requirements. Hypercom and Venture shall work in a cooperative effort to determine the most economical order quantity for purchase by Hypercom and consignment to Venture of service parts and when to make last time buys for purchased parts and manufactured parts based on such factors as cost to manufacture, component and material availability and inventory carrying costs.
17 INDEMNITIES AND LIMITATION OF LIABILITY
17.1 Third Party Claims. Subject to Section 17.2, Venture shall indemnify and hold harmless Hypercom and its directors, officers, employees, and other authorized Hypercom representatives (in this Section 17, collectively, the “Hypercom Indemnified Parties”) from and against any and all liability including without limitation, all costs, expenses, claims, damages, profits, reasonable legal fees and other amounts incurred by the Hypercom Indemnified Parties in connection with such liability resulting from any third party claims against the Hypercom Indemnified Parties on account of injuries, including death, to any person, damage to property, or other third party claims, demands or proceedings against the Hypercom Indemnified Parties, to the extent caused by: (a) the fault, misconduct or negligence of Venture, its employees, representatives, agents or other persons within its control; or (b) the breach by Venture of its obligations hereunder; the Hypercom Indemnified Parties shall promptly notify Venture of any such claim and, where the parties agree Venture is fully liable for the claim, loss, damage, injury or liability, Venture shall have control, at its sole cost, of any negotiation, arbitration or litigation concerning such claims except that Venture shall not enter into any settlement agreements without the Hypercom Indemnified Parties’ prior written consent, which shall not be unreasonable withheld or delayed. The Hypercom Indemnified Parties shall provide, at Venture’s cost, all available information and other reasonable support to Venture in respect of its investigation or defense of any such claim or suit.
17.2 Infringement. If a third party claims or alleges that a Product, or any component thereof or any other material provided or developed by Venture hereunder, infringes its patent, copyright, trade mark, trade secret, industrial design, topographies or other Intellectual Property rights anywhere in the world, Venture shall and does hereby indemnify and hold the Hypercom Indemnified Parties harmless from and against all claims or allegations and other amounts incurred by the Hypercom Indemnified Parties in connection with such third party claim, including without limitation any monetary relief awarded against the Hypercom Indemnified Parties by a court or other judicial, legal or arbitral process, authority or jurisdiction, or a final settlement amount, if any, as a result of such third party claim and Venture shall also, at Venture’s cost, defend the Hypercom Indemnified Parties against the third party claim, during which defense, the Hypercom Indemnified Parties may be independently represented, at Venture’s cost, by counsel of the Hypercom Indemnified Parties’ selection. The Hypercom Indemnified Parties shall
[****] Confidential Treatment Requested

promptly notify Venture of such claim and, at Venture’s cost, cooperate in the defense and all related negotiations. In addition to the other obligations set out in this Section, Venture shall, to the extent legally allowable, continue to supply Products and shall use its commercially reasonable efforts, at its own cost, to procure for the Hypercom Indemnified Parties and its customers the right to continue using, importing, exporting and selling a Product; or with the consent of the Hypercom Indemnified Parties, replace the same with a comparable non-infringing Product or modify a Product so as to avoid the infringement. Where Venture has not been able to successfully procure one of the aforementioned remedies Venture shall, in addition to its indemnification obligations hereunder, promptly refund to the Hypercom Indemnified Parties all amounts paid to Venture under this Agreement and the Hypercom Indemnified Parties may, in its sole discretion and without any penalty, liability or charge, notwithstanding any other term or provision hereof, immediately by written notice to Venture, terminate this Agreement. Notwithstanding the foregoing, except for Improvements or New Technology solely created by Venture hereunder, Venture shall have no obligation to the Hypercom Indemnified Parties under this Section 17.2 where the claims relate solely to Hypercom’s Property or Hypercom Product designs provided to Venture.
17.3 Consequential Damages. EXCEPT FOR VENTURE’S OBLIGATIONS UNDER SECTIONS 10, 11, 17, AND 18, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, CONTRACTORS OR OTHER REPRESENTATIVES BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR INDIRECT COSTS, EXPENSES OR DAMAGES, INCLUDING WITHOUT LIMITATION, LITIGATION COSTS, INSTALLATION AND REMOVAL COSTS, LOSS OF DATA, DAMAGE TO PROPERTY, LOSS OF PRODUCTION OR PROFIT, ARISING UNDER THIS AGREEMENT, REGARDLESS OF THE CAUSE OF ACTION (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE,) AND EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH COSTS OR DAMAGES.
18. CONFIDENTIALITY.
18.1 The parties shall comply with the provisions of the NDA. Venture shall also ensure that all of its employees who shall work on or be engaged in connection with the manufacturing and supply of a Product to Hypercom hereunder, or who have visited or shall visit Hypercom’s premises, have signed or shall sign the Employee Acknowledgement, in the form approved by Hypercom and consistent with the requirements set out in Schedule A.
19. RESTRICTIONS.
19.1 Use of Hypercom Property. Venture shall not: (a) use any of Hypercom Property for any purpose other than to perform its obligations hereunder; (b) except as otherwise permitted under the NDA, provide to, copy or disclose Hypercom Property to any party other than Hypercom including without limitation Venture’s agents, contractors and Ventures, without Hypercom’s prior written consent, which may be withheld in Hypercom’s sole discretion, and unless and until that party has executed and delivered a non-disclosure agreement in a form consistent with Schedule A; or (c) place, hold, maintain or store any of Hypercom Property in any place, facility or location other than the Facility, without the prior written consent of Hypercom.
19.2 Competing Products. Venture shall not: (a) manufacture or perform activities directly related to manufacturing, or the provision of services for, any products which directly compete with the Products or share significantly similar functionality with the Products within the same Venture facility as the Products; or (b) use the same core technical resources to manufacture, or provide service for, any Products which directly compete with the Products or share significantly similar functionality the Products.
19.3 Acknowledgement. Venture acknowledges and agrees that any breach, violation or threat of breach or violation of the restrictions set out in Sections 19.1, 19.2 and 19.4 shall result in irreparable harm to Hypercom for which damages would be an inadequate remedy and therefore, in addition to its rights and remedies otherwise available hereunder or under law, Hypercom may seek equitable relief as a court may deem proper, including injunctions, to prevent any such breach or violation.
19.4 Subcontracting. Venture shall not without the express prior written consent of Hypercom subcontract any of the activities for which it is responsible hereunder
[****] Confidential Treatment Requested

20. INSURANCE
20.1 During the term of this Agreement, Venture, at its sole cost and expense, shall carry and maintain the following insurance coverage’s (insuring Venture, its agents, employees or associates) issued by insurance companies which are (a) licensed to conduct business in the jurisdiction in which the Products or services are provided and (b) internationally reputable insurers with a minimum industry rating as is customary and acceptable in the industry under the prevailing circumstances.
20.2 Comprehensive general liability insurance covering all operations of Venture, including, but not limited to, Products/completed operations, broad form property damage and blanket contractual liability specifically covering the indemnification provisions in Section 17 above, against claims for personal and bodily injury and property damage with a limit of not less US$[****] per occurrence, and shall contain cross liability and severability of interest provisions.  However, if Venture’s net worth as reported on its periodic public financial statements falls by more then [****]% in any given quarter, then the foregoing reference to US$[****] shall automatically be deemed amended to be US$[****].  In such a case Venture shall be allowed such reasonable time as is necessary to procure such additional insurance coverage.
20.3 Property insurance covering all real and personal property and inventory, including Products, for “all risks” of physical loss or damage, including business interruption and boiler and machinery breakdown, subject to a minimum limitation of US$[****]. This insurance must cover (a) any equipment owned, leased or used by Venture to perform work or provide services under this Agreement (the “Venture Equipment”); and (b) property in the care, custody and/or control of Venture which is owned by Hypercom (the “Hypercom Property”).  This insurance must provide coverage on a replacement cost basis, and name Hypercom as a loss payee with respect to any loss or damage to Hypercom Property only.  Venture shall use the proceeds of the insurance referenced above to restore the manufacturing capacity which has been affected by the event giving rise to the payment of the insurance proceeds to Venture.
20.4 Certificate of Insurance.  Venture shall provide Hypercom with a Certificate of Insurance prior to or at inception of this Agreement evidencing the above insurance policies are in full force and effect.  The policies described in this Section shall name Hypercom as additional insured and shall stipulate that such insurance shall apply as primary and non-contributory to any insurance placed by Hypercom.  Venture shall require each insurer to give Hypercom [****] Calendar Days written notice before the policy or policies are cancelled or materially altered.  The foregoing requirements concerning the types and limits of insurance coverage to be maintained by Venture, and any approval or waiver of said insurance by Hypercom, is not intended to and shall not in any manner limit or qualify Venture’s liabilities and obligations whether imposed by law or assumed pursuant to this Agreement, including but not limited to the provisions concerning indemnification. If such insurance policy is cancelled, Hypercom may terminate this Agreement without any liability, obligation or duty to Venture.
21. COMPLIANCE WITH LAWS
21.1 Compliance. Each party specifically understands and agrees that none of them shall make any offer, payment, promise to pay or authorization of the payment of any money, or any offer, gift, promise to give, or authorization of the giving of anything of value, to any foreign official, any foreign political party or foreign official thereof or any candidate for foreign political office, or any other person to influence or reward action or inaction respecting this Agreement or to seek an improper advantage (“Improper Payments”). In the previous sentence, the word “foreign” is construed from the perspective of the United States of America. Each party represents and warrants that neither such party nor any Affiliate, employee, agent or authorized representative of such party nor any Affiliate, employee, agent or authorized representative of such party has made any such Improper Payments.
22. TERMINATION
22.1 Termination by Either Party. A party may terminate this Agreement: (a) in the event of a default by the other party of any material obligation in this Agreement, effective [****] Calendar Days after notice of such default and provided that the defaulting party has not remedied the default during such [****] Calendar Day notice period to the non-defaulting party’s reasonable satisfaction; (b) immediately by notice in the event of a [****] consecutive default by the other party of a material obligation (which for the purposes of this Section shall include, without
[****] Confidential Treatment Requested

limitation, failure to meet KPIs for three consecutive quarters) that the defaulting party has previously breached twice but remedied pursuant to Section 22.1(a); (c) immediately upon written notice if the other party ceases to carry on its business; (d) immediately if either party becomes the subject of any proceeding under state, provincial or federal law for the relief of debtors or otherwise becomes insolvent, bankrupt or makes an assignment for the benefit of creditors, or upon the appointment of a receiver for the other party or the reorganization of the other party for the benefit of creditors; (e) immediately upon any attempt by either party to assign, delegate, sublicense, or otherwise transfer this Agreement or its rights, except as provided for herein; (f) immediately upon any breach by either party of any confidentiality or proprietary information provisions of this Agreement; or (g) Either party may terminate this Agreement at any time upon [****] Calendar Days written notice.
22.2	Intentionally Blank.

22.3	Consequences of Termination.

22.3.1	Outstanding Orders. All Purchase Orders or Releases issued prior to the expiration, non-renewal or termination of this Agreement shall be terminated as of the effective date of termination cancelled and Section 5.4 shall apply, unless Hypercom notifies Venture in writing to fulfill any such Purchase Orders or Releases, in whole or in part, in which case Venture shall fulfill such Purchase Orders or Releases in accordance with the terms of this Agreement. Upon expiry, non-renewal or termination of this Agreement, Hypercom shall purchase all Special Inventory from Venture, and any sums payable to Venture by Hypercom shall become immediately due and payable. In addition, Hypercom shall be responsible for either assuming Ventures’ obligation for the purchase of Components under Section 5.1.2 or shall compensate Venture for all costs related to the cancellation of these Component purchase obligations.

22.3.2	Purchase/Return of Equipment/Material. If upon expiration or termination of this Agreement outstanding Purchase Orders or Releases are terminated in accordance with this Agreement, then Hypercom shall, purchase from Venture all of the Hypercom Supplied Items then in the possession of Venture at net book value calculated as of such expiration or termination date.

22.3.3	Return of Hypercom Property. Subject to Subsection 22.3.2, and except to the extent reasonably necessary for Venture to perform its post-termination obligations under this Agreement, within [****] Calendar Days of termination of this Agreement, Venture shall return to Hypercom all tangible Hypercom Property, other than documents in electronic, magnetic or other media. Venture shall return to Hypercom one copy of all hard copy documents in its possession, shall destroy all other copies of documents as well as all electronic versions of the documents, and shall deliver to Hypercom a certificate signed by an authorized senior officer of Venture certifying that all such material has been returned or destroyed and that, subject to Subsection 22.3.2, all other Hypercom Property has been returned to Hypercom. The treatment of any Hypercom Consigned Items in Venture’s possession at termination shall be in accordance with Section 23.

22.3.4	Transitional Services. In the event of the termination of this Agreement for any reason, Venture acknowledges that Hypercom may need to transition the manufacturing services related to the Products from Venture to Hypercom or to a third party, and agrees to provide Hypercom with Transitional Services (defined below) in accordance with this Section. Following the termination of this Agreement for any reason, Hypercom shall advise Venture of its intentions with respect to the transitioning of Product manufacturing to Hypercom or to a third party. Venture agrees to work professionally, diligently and in good faith with Hypercom and/or the third party to implement the transition plan through the provision of the Transitional Services requested by Hypercom. Without limitation, the “Transitional Services” may include:
(a)	Providing Hypercom with a last time buy opportunity for the Products at the Prices in effect as of the termination date during the [****] transitional period;

(b)	Providing assistance to Hypercom to exercise its ownership and/or license rights set forth in Section 10 and Section 11;
[****] Confidential Treatment Requested

(c)	Provide latest manufacturing know how related to Hypercom’s products including but not limited to documentation, drawings, metrics, processes, procedures, assembly techniques, test specifications, and anything that would be helpful to Hypercom or Hypercom’s manufacturing partner.

(d)	Delivering Hypercom Consigned Items, Hypercom Equipment or Hypercom Property in Venture’s possession to Hypercom or (upon instruction from Hypercom) to a third party;

(e)	Providing the names and addresses of Venture’s sources for parts or components used by Venture in the manufacture of the Products that are not provided by Hypercom or manufactured by Venture, and reasonable assistance to enable the purchase of all such parts or components directly from these vendors;

(f)	Implementing any other reasonable measures required by Hypercom to reduce any disruption to Hypercom and/or its end customers resulting from the transition of manufacturing services.
Venture shall provide the Transitional Services to Hypercom for a period of [****] following the termination date where (1) Hypercom terminates this Agreement pursuant to Sections 22.1(a) – (f) or Venture terminates this Agreement pursuant to Section 22.1(g) such Transitional Services shall be provided at no cost to Hypercom, with the exception of Section 22.3.4(a); or (2) the Agreement is terminated for any other reason, or the Agreement expires, then such Transitional Services shall be provided at mutually agreed upon rates that shall not exceed the rates charged by Venture to other parties for equivalent or substantially similar services. The foregoing Transitional Services are in addition to, and shall not be construed as a substitute for, the other Venture obligations herein that survive termination.
23. HYPERCOM EQUIPMENT AND HYPERCOM MATERIAL
23.1 Provision of Hypercom Material and Hypercom Equipment. Hypercom shall provide Hypercom Material and Hypercom Equipment to Venture for use by Venture to manufacture and supply the Products exclusively for Hypercom. Venture shall use Hypercom Material on a “first-in, first-out” basis to avoid obsolete or unusable material. Venture shall, at its cost, procure, store, install, test and maintain all manufacturing, tooling, testing and other equipment and material, including any Hypercom Property, required for the manufacturing and the supply of the Products. Venture shall perform, at the Facility, all routine installation, testing, repair and maintenance of Hypercom Equipment and all inspection and testing of Hypercom Material. In the event Hypercom Equipment requires repair, upgrading or calibration or has exceeded its useful life, Venture shall notify Hypercom of such and Hypercom shall reimburse or replace such Hypercom Equipment. Both parties recognize that such reimbursement shall only be for actual costs incurred relating to materially significant Hypercom Equipment. “Materially significant” means any specific and unique equipment and tooling required to manufacture and test Hypercom products that are not commercially available, with a dollar cost per line item exceeding US$[****] or with a dollar cost per collective line items exceeding US$[****] per each expenditure.
23.2 Tooling. Certain Hypercom tooling and equipment (the “Hypercom Tooling”) will be loaned to Venture for use in its performance of its obligations under this Agreement. Hypercom Tooling shall also include such other tooling and equipment which in the future may be provided to Venture by Hypercom for its use in the performance of its obligations under this Agreement. Venture agrees to (i) maintain possession of and direct control over the Hypercom Tooling on the premises of the Facility; (ii) use the Hypercom Tooling solely for the purposes of manufacturing Products for Hypercom as set forth in this Agreement; and (iii) preserve and maintain the Hypercom Tooling in good repair and working order. Upon the termination or expiration of this Agreement, Venture will return the Hypercom Tooling to Hypercom at Hypercom’s expense in the same condition that the Hypercom Tooling was received (except for reasonable wear and tear). The above provisions shall not apply to any Hypercom Tooling which is used or located otherwise than at the Facility (“Supplier Tooling”). Any Hypercom Tooling or Supplier Tooling must remain at the Hypercom Factory unless otherwise agreed to in writing by Hypercom. Venture shall use reasonable efforts to ensure that such Supplier Tooling is preserved and maintained in good repair and working order and are returned to Hypercom at Hypercom’s expense in the same condition that the Supplier Tooling was received (except for reasonable wear and tear) upon the termination or expiration of this Agreement. Venture agrees and acknowledges Hypercom retains exclusive right, title, and ownership in and to the Hypercom Tooling and
[****] Confidential Treatment Requested

Supplier Tooling. Supplier Tooling shall also include such other tooling and equipment which in the future may be provided to suppliers for use by the supplier with respect to the manufacture of Products under this Agreement. Venture and Hypercom shall maintain a current listing of all Hypercom Tooling and Supplier Tooling which shall be reviewed, as necessary, at the QBRs.
23.3 Storage. Without limiting any obligations of Venture Section 23, Venture shall, at its cost, be responsible for safekeeping at its Facility all Hypercom Material and Hypercom Equipment, shall maintain the same in good condition and repair, and shall store the Hypercom Material and Hypercom Equipment at its Facility free of charge in a place that meets the requirements of this Agreement. All such Hypercom Material and Hypercom Equipment, while in the possession and under the control of Venture, shall be at Venture’s risk.
23.4 Tracking. Venture shall maintain complete and accurate records of the quantity of Hypercom Material received from Hypercom, along with the quantity used in Products shipped to Hypercom and quantity wasted in the manufacture, test and supply of Products. Venture shall provide such records or related information as required from time to time by Hypercom during the Term and Hypercom shall, on two Business Days notice to Venture, audit such information at Venture’s site. Venture may maintain and properly safeguard any such wasted Hypercom Material so that it may be audited hereunder. To this end, Venture shall maintain and properly safeguard any wasted Hypercom Material for a period not to exceed six months, provided that Venture informs Hypercom before scrapping such wasted Hypercom Material.
23.5 Delivery of Hypercom Supplied Items and Consigned Items. Except as agreed otherwise, All Hypercom Supplied Items and Consigned Items shall be delivered in accordance with the Section 23, provided that the costs of freight shall be borne by Hypercom and other costs shall be allocated by mutual agreement. Venture shall assist with any customs, export or trade related approvals, duties and other obligations as required in Section 6.4.
23.6	Hypercom Supplied Items.

23.6.1	Orders for Hypercom Supplied Items. After execution of this Agreement, Venture may order, take delivery of and pay for, by way of a Purchase Order, those Hypercom Supplied Items, if any, required to manufacture the Products ordered by Hypercom. All Purchase Orders submitted to Hypercom by Venture shall include a description of the required Hypercom Supplied Items, the quantities ordered, the prices thereof, the proposed delivery date, and such other information as the parties may agree from time to time. Purchase Orders may be issued in writing, by mail, facsimile or by electronic means as the parties may from time to time agree.

23.6.2	Title to Hypercom Supplied Items. Title to Hypercom Supplied Items shall pass from Hypercom to Venture only upon payment in full by Venture to Hypercom for the Hypercom Supplied Items.

23.6.3	Hypercom Prices. During the Term, Venture shall pay to Hypercom, on account of the ordered Hypercom Supplied Items, the prices set out in the applicable Product Schedule, or such other prices as set by Hypercom from time to time for the Hypercom Supplied Items. Prices are FCA Origin (Incoterms 2000).

23.6.4	Hypercom Invoice. Hypercom shall invoice on or as soon as reasonably practicable after, the delivery of Hypercom Supplied Items to Venture. Venture shall pay Hypercom the amount specified in the invoice within 45 Calendar Days from date of invoice.

23.6.5	Hypercom Consigned Items. Hypercom shall supply to Venture, on a no-charge consignment basis, Hypercom Consigned Items, if any, to enable Venture to exclusively manufacture and supply the Products to Hypercom pursuant to the terms of this Agreement.

24	Dispute Resolution.
24.1 Escalation. Before filing or initiating any suit, action, or legal proceeding relating to this Agreement, the parties shall attempt in good faith to settle between the parties hereto all disputes, controversies, or differences arising out of or relating to this Agreement (“Disputes”) in accordance with the following provisions. First, the
[****] Confidential Treatment Requested

parties shall each make available an executive of at least director-level seniority with authority to resolve such dispute (the “Executives”), and such Executives shall attempt to resolve the Dispute for a period of 30 Calendar Days. If the Executives are unable to resolve the Dispute during such 30 Calendar Day period to both parties’ satisfaction, then either party shall submit the dispute to non-binding mediation as follows. The party that did not submit the Dispute to mediation shall have 15 Calendar Days to select in good faith an impartial unaffiliated third party to act as mediator (the “Mediator”) and the parties shall submit the Dispute to the Mediator for resolution. For a period of 30 Calendar Days, the Mediator shall have the exclusive right to mediate the Dispute. Any meetings between the parties held in conjunction with this dispute resolution process shall be held at a location to be mutually agreed upon by the parties. Each party shall pay its own expenses and costs in connection with the presentation of such party’s case. The remaining costs of the mediation, including fees of the Mediator, shall be borne equally by the parties. If at the end of the period for mediation the Dispute remains unresolved, subject to Section 24.2 any party may exercise its rights and remedies at law or in equity.
24.2 Arbitration. The parties must use commercially reasonable efforts to resolve any disputes arising under or relating to this Agreement. In the event the parties are not able to resolve such dispute pursuant to Section 24.1, either party may, by issuing a notice to the other party, settle such dispute by arbitration in accordance with the Commercial Rules of the American Arbitration Association then in force, provided that arbitration proceedings may not be instituted until 15 Calendar Days after delivery of a notice of arbitration and where the other party has not remedied the matter within said time period. Arbitration proceedings shall be held at a designated Hypercom location or such other location as mutually agreed. The arbitration panel shall consist of one arbitrator as mutually agreed by the parties, failing which, shall be appointed by the American Arbitration Association. The arbitrator shall have no power or authority to make awards or issue orders of any kind expressly excluded by this Agreement or to award punitive damages and shall have no power or authority to rule on any issues of intellectual property ownership. The arbitrator shall provide a written decision setting forth the reasons for its ruling. Judgment upon the award rendered shall be final and binding and may be entered in any court having jurisdiction thereof. Both parties shall share equally all costs and expenses of such arbitration proceedings, except that each party shall bear its own costs and expenses of its attorneys and witness fees and for the preparation for such proceedings, including discovery. For greater certainty, all disputes arising in connection with this Agreement which a party wishes to have adjudicated shall be submitted to confidential arbitration proceedings in accordance with this Section 24.1. Notwithstanding the foregoing, either party may apply to any court of competent jurisdiction for preliminary or interim equitable relief, including but not limited to breach of the parties obligations or duties in Sections 10, 11, 17, 18 or 19.
24.3 Limitations on Dispute Resolution. Notwithstanding the foregoing, either party may at any time seek equitable relief without first attempting to resolve a dispute under Section 24.1 or Section 24.2 of this Agreement provided, however, that such party notifies promptly the other party in writing after filing any such action that seeks equitable relief. Additionally, neither Section 24.1 nor Section 24.2 shall serve to limit, restrict or prevent either party from exercising any rights of termination that it possesses under and pursuant to the provisions of Section 22 of this Agreement.
25. Miscellaneous
25.1 Assignment. Venture shall not assign any right or interest under this Agreement, a Purchase Order or Release (excepting solely for moneys due or to become due) without the prior written consent of Hypercom, acting in its sole discretion. Hypercom may, at its sole discretion, assign any or all of its rights and obligations in this Agreement with Venture’s consent, which shall not be unreasonably withheld. Any assignment in contravention of this provision shall be null and void.
25.2 Conflicts or Inconsistencies. If there is any conflict or inconsistency between the main body of this Agreement, Schedules to this Agreement, the order of precedence of interpretation, to the extent of such conflict or inconsistency, shall be as follows: (a) main body of the Agreement, (b) Schedules and (c) a Purchase Order or Release.
25.3 Entire Agreement. This Agreement including the Schedules, and the NDA comprises all the terms, conditions and agreements of the parties hereto with respect to the subject matter herein. This Agreement cancels and supersedes all prior agreements and communications on the said subject matter save and except for the PCBA,
[****] Confidential Treatment Requested

as amended, NDA and the Employee Acknowledgement, each of which is intended to survive the execution and delivery of this Agreement, and except for the terms of the PCBA Agreement, as amended The provisions of the NDA, to the extent of any conflict or inconsistency with the terms hereof, shall prevail. To the extent of any conflict or inconsistency with the terms of this Agreement and the PCBA, the terms of this Agreement shall prevail. This Agreement may not be varied except through a document agreed to and signed by both parties. Any printed terms and conditions relating to a Product contained in any Purchase Order, Release or in any Venture’s acknowledgment, invoice or other documentation relating to a Product shall be deemed deleted and of no force or effect. Any additional typed and/or written terms and conditions contained in any Purchase Order or Release and any Venture’s acknowledgment, invoice or other documentation shall be for administrative purposes only, i.e. to identify the types and quantities of Products to be supplied, line item prices and total Price, delivery schedule, and other similar ordering data, all in accordance with the provisions of this Agreement.
25.4 Force Majeure. Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, act of God, action of civil, governmental or military authority, in each case beyond its reasonable control (collectively “Force Majeure”) and without the fault or negligence of the delayed or nonconforming party or its subcontractors. When a party’s delay or nonperformance as a result of such Force Majeure continues for a period of 30 Calendar Days, the other party may immediately terminate this Agreement or cancel any outstanding Purchase Orders.
25.5 Governing Law and Forum. This Agreement is governed by and construed in accordance with the applicable laws of [****] without regard to any conflict of laws principles. The parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or to transactions processed under this Agreement. The parties irrevocably avail themselves to the courts in [****] with respect to any judicial proceedings related to this Agreement.
25.6 Headings. The headings and sub-headings in this Agreement are used for reference purposes only and are not intended to be relied upon for purposes of construction or interpretation of the Agreement.
25.7 No Publicity. Neither party shall publicize nor disclose the existence or terms of this Agreement or the fact that Venture is supplying to Hypercom, nor the transactions contemplated hereby, to any third party, other than on a confidential basis to its legal and financial advisors, without the prior written consent of the other, save and except as may be required by law. Without limitation, no press releases, public announcements or public displays of any Products made specifically for Hypercom shall be made without the mutual written agreement of both parties, such consent not to be unreasonably withheld.
25.8 Notice. Any notice, consent or other document required to be sent pursuant to this Agreement shall be in writing at the addresses set forth above, and shall be deemed to be validly given by the delivery thereof to its recipient, either personally, by registered mail, prepaid mail, prepaid courier or, where a number is provided, by facsimile transmission. Notices shall be sent to the following:

For Venture:	For Hypercom:

Attention:	Attention: [****]
Legal notices only, copied to:	Legal notices only, copied to:
Venture Corporation Limited	Hypercom Corporation
Attention: Legal Department	Attention: Legal Department
Any written notice is deemed to have been received: at the time of its delivery, if sent by personal delivery, registered mail or prepaid courier; on the fifth Calendar Day following its sending, if sent by prepaid mail; or upon confirmed receipt if transmitted by facsimile transmission or otherwise transmitted electronically, as may be permitted in this Agreement for certain documents. Either party may change the above addresses at any time with prior written notice as provided above.
25.9 Relationship/Subcontractors. The relationship between Hypercom and Venture is intended to be and shall be that of buyer and seller. A party and its employees, agents and representatives shall under no circumstances be considered agents, partners, and parties to a joint venture or representatives of the other party. Neither party shall
[****] Confidential Treatment Requested

act or attempt to act, or represent itself, directly or by implication as agent, party to a joint venture with the other party, partner or representative of the other, or in any manner assume or attempt to assume or create any obligation or liability of any kind, express or implied, on behalf of, or in the name of, the other. Venture shall be responsible to Hypercom for all work performed, and acts or omissions, by Venture’s subcontractor(s), if Venture’s use of subcontractors is permitted by Hypercom.
25.10 Successors. This Agreement shall enure to the benefit of and is binding upon the parties hereto and their successors and permitted assigns.
25.11 Survival. Notwithstanding the expiration or termination of this Agreement, those provisions of this Agreement which, by their nature, are meant to survive any termination of this Agreement will so survive.
25.12 Time of the Essence. Time is of the essence in all respects of this Agreement.
25.13 Reduction and Severability. If any provision or any part thereof contained in this Agreement is, for any reason, held to be invalid or unenforceable in any respect under the laws of any jurisdiction where enforcement is sought, such invalidity or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed (a) as if such invalid or unenforceable provision or part thereof had been effectively modified to the extent necessary to avoid the illegality or unenforceability of such provision, if possible, and if not, then (b) as if such invalid or unenforceable provision or part thereof had not been contained herein.
25.14 Waiver. No party shall be deemed to have waived the exercise of any right that it holds under this Agreement or at law unless such waiver is expressly made in writing. Failure of a party at any time, and for any length of time, to require performance by the other party of any obligation under this Agreement shall in no event affect the right to require performance of that obligation or the right to claim remedies for breach under the Agreement or at law. A waiver by a party of any breach of any provision of this Agreement, unless otherwise expressly stated in writing, is not to be construed as a waiver of any continuing or succeeding breach of such provision, a waiver or modification of the provision itself, or a waiver or modification of any right under this Agreement or at law.
25.15 Further Assurances. Each party shall execute and deliver all such further documents and instruments and do all acts and things as the other party may reasonably require to carry out the full intent and meaning of this Agreement, including without limitation all documents necessary or useful in connection with the granting and perfecting of rights and supply of products and services contemplated in this Agreement.
25.16 Hypercom Customer Requirements. Venture acknowledges that the customers of Hypercom have requirements that may change from time to time regarding (without limitation) Specifications, quality systems, and inspections of manufacturing procedures, the Facility, and other places or facilities at which any of the Products or Hypercom Property is stored, kept or located. Such Customer specific requirements shall be included as required from time to time in the applicable Product Schedules, and Venture shall be bound by those requirements.
25.17 Counterparts/Facsimile Signatures. This Agreement, and any amendment, supplement, restatement or termination of any provision hereof may be signed, executed and delivered by manual or facsimile signature in several counterparts of like form, each of which when so executed and delivered shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.
[****] Confidential Treatment Requested

IN WITNESS WHEREOF the parties duly authorized representatives hereto have executed this Agreement as of the Effective Date.

Hypercom Manufacturing Resources, Inc.		Venture Corporation Limited

By:	/s/ Thomas Liguori	By:	/s/ Wong Ngit Leong

Name:	Thomas Liguori	Name:	Wong Ngit Leong

Title:	SVP, Chief Financial Officer	Title:	Chief Executive Officer

[****] Confidential Treatment Requested

LIST OF SCHEDULES AS OF THE EFFECTIVE DATE

SCHEDULE A	Non-Disclosure Agreement
SCHEDULE B	Product Schedule
SCHEDULE C	Pricing Model Template
SCHEDULE D	Intentionally Blank
SCHEDULE E	Service Level Agreement and Scorecard
SCHEDULE F	Quality Management Policy
SCHEDULE G	IT Infrastructure
SCHEDULE H	Intentionally Blank
SCHEDULE I	Business Continuity and Disaster Recovery Plan
SCHEDULE J	PCBA Agreement
[****] Confidential Treatment Requested